EXHIBIT 99.1

Release:      August 7, 2019

CP announces organizational changes to support continued success and drive sustainable, profitable growth
Calgary – As part of the next stage of its transformational journey, Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) has announced organizational changes that will drive continued success.

Robert Johnson, Executive Vice-President, Operations, is retiring at the end of September. Effective September 1, CP’s new Executive Vice-President, Operations, is Mark Redd. Redd joined CP in 2013 and has worked in a number of different senior operating roles, including most recently as Senior Vice-President, Operations, Western Region. Tony Marquis, Senior Vice-President, Operations, Eastern Region, is also retiring in September.

“We wish Robert and Tony all the best in retirement and thank them for their incredible service and dedication to CP,” said CP President and CEO Keith Creel. “Robert and Tony have developed an incredibly capable and dedicated operating team and I am excited to welcome Mark to lead that team. Since 2012, we have gone from an industry laggard to an industry leader and this is the next step in our transformational journey. We continue to focus on investing in people and building the leaders of tomorrow from within. Today’s announcement is further proof that our plan is working.”

Tracy Miller becomes Senior Vice-President, Operations, Eastern Region and Greg Squires becomes Vice-President, Operations, Western Region. Both will report directly to Mark Redd.

“As we advance in our precision scheduled railroading evolution, the importance of developing and empowering people cannot be overstated,” Creel said. “Our people, the best railroaders in the business, drive us forward each and every day. Because of our bench strength and our unwavering commitment to developing the 13,000-strong CP family, we have strong options within when it comes to succession.”

CP also announced, effective September 1, that Chad Rolstad, Vice-President of Human Resources, will add Chief Culture Officer to his title and James Clements, who has been with CP for more than 20 years, will become Senior Vice-President Strategic Planning and Technology Transformation. CP’s Vice-President and Chief Information Officer, Mike Redeker will report to Clements.

“Culture is the bedrock of a high-performing organization, and in Chad we have a leader who understands that,” Creel said. “James is well equipped to take on the additional responsibility and has an innate ability to connect pieces across the company to the benefit of our customers. Both are strategic leaders who have strong teams to support them. I am confident they will lead strong for our customers and our shareholders as we continue to pursue sustainable, profitable growth.”

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
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Jeremy Berry
403-319-6227
Jeremy_Berry@cpr.ca
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Maeghan Albiston
403-319-3591
investor@cpr.ca